Exhibit 10.14

June 18, 2001

Richard Scannell

65 Pelham Island Road

Sudbury, MA 01776

Dear Richard:

Glass House Technologies, Inc. (“Glass House”) is pleased to offer you a position as part of our start up venture planned for July 2001 launch. Your position would be Vice President of Corporate Development. You will report directly to the CEO of GlassHouse Mark Shirman, and your focus would initially be the following:

•	Develop “productization” of intellectual property

•	Assist in all sales efforts

•	Help craft go to market messages and strategy

•	Assist in customer delivery engagements

•	Additional tasks to that may be assigned by CEO

Your compensation will initially be $150,000 with an opportunity to earn an additional 25% bonus, based upon attainment of company business goals, and individual objectives. These objectives will be agreed upon between you and the CEO of Glass House and be subject to the approval of the Board of Directors. Additionally you will be granted 2% of the common stock of Glass House as a founder and 1% from the Company option pool. These grants will be subject to vesting conditions consistent with your peers within the organization and those laid out in the company Stockholder Agreement and 2001 Equity Incentive Plan.

This agreement is subject to the following conditions:

•	Successful closing of seed round of financing of at least $1,500,000

•	Your execution of the following agreements:

•	Confidentiality and Non-Disclosure Agreement

•	Non-Competition and Non-Solicitation Agreements

•	Any additional terms and conditions that may be dictated to officers per investors in this seed round

Sincerely yours,

/s/ Mark Shirman
Mark Shirman
CEO
Glass House Technologies, Inc.

Please indicate your acceptance of the terms of this letter by countersigning below:

ACCEPTED AND AGREED TO:

/s/ Richard Scannell
Richard Scannell